Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Seven Networks, Inc.:

We consent to the use of our report dated March 18, 2004 with respect to the consolidated balance sheets of Seven Networks, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2003, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Mountain View, California

March 18, 2004